Frankfort First Bancorp, Inc.

For Immediate Release April 21, 2003
Contact:  Don Jennings, President, or Clay Hulette, Vice President
             (502) 223-1638
             216 West Main Street
             P.O. Box 535
             Frankfort, KY  40602

            FRANKFORT FIRST BANCORP, INC. REPORTS QUARTERLY EARNINGS

     Frankfort First Bancorp, Inc. (Nasdaq: FKKY), the holding company for First Federal Savings Bank of Frankfort, Kentucky, announced net earnings of $293,000 or $0.23 diluted earnings per share for the three month period ended March 31, 2003, compared to $333,000 or $0.26 diluted earnings per share for the three month period ended March 31, 2002. This results in a 12.0% decrease in net earnings for the quarter. Net earnings for the nine month period ended March 31, 2003 were $1.0 million or diluted earnings per share of $0.79 compared to net earnings of $1.1 million or diluted earnings per share of $0.83 for the nine month period ended March 31, 2002, a 3.9% decrease in net earnings, period to period.

     The decrease in net earnings for the current quarter was due primarily to a decrease in net interest income, which decreased $83,000 or 8.6%. Interest income decreased $319,000 or 13.2% to $2.1 million for the three month period ended March 31, 2003, compared to the prior year period, which was not fully offset by a $236,000 or 16.2% decrease in interest expense. Interest expense was $1.2 million for the quarter ended March 31, 2003, compared to $1.5 million for the 2002 quarter. As has been the case for some months, historically low market interest rates have resulted in lower returns on the bank's assets. While costs of liabilities have decreased as well, returns on assets have decreased at a significantly faster pace, especially as borrowers have chosen to refinance higher rate loans. General, administrative and other expense decreased $16,000 or 3.5% from period to period, primarily as a result of a decrease in employee compensation and benefits.

     The decrease in net earnings for the nine month period ended March 31, 2003 is attributable to the same factors identified for the quarter then ended. Net interest income decreased $116,000 or 4.0% from period to period, while general, administrative and other expense decreased $39,000 or 3.0%, primarily as a result of a decrease in employee compensation and benefits.

     At March 31, 2003 the Company reported its book value per share as $14.47 compared to $14.50 at June 30, 2002.

     In addition to historical information, the preceding discussion may contain forward-looking statements that involve risk and uncertainties. Economic circumstances, the Company's operations, and the Company's actual results could differ significantly from those discussed in the forward-looking statements.

     First Federal Savings Bank of Frankfort operates three offices in Frankfort, Kentucky. Frankfort First Bancorp, Inc. shares are traded on the Nasdaq National Market under the symbol FKKY. At March 31, 2003 the Company had approximately 1,246,000 shares outstanding.

     SUMMARY OF FINANCIAL HIGHLIGHTS

     CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                    March 31,        June 30,
                                                      2003             2002
                                               (In thousands, except per share data)
                                                   (Unaudited)       (Audited)
Assets
     Cash and Cash Equivalents                     $    9,090       $    4,812
     Investment Securities                              3,100              100
     Loans Receivable, net                            122,241          131,180
     Other Assets                                       4,578            4,865
                                                   ----------       ----------
          Total Assets                             $  139,009       $  140,957
                                                   ==========       ==========
Liabilities
     Deposits                                      $   76,230       $   75,896
     FHLB Advances                                     43,299           44,982
     Other Liabilities                                  1,450            2,014
                                                   ----------       ----------
        Total Liabilities                             120,979          122,892

Shareholders' Equity                                   18,030           18,065
                                                   ----------       ----------
Total Liabilities and Equity                       $  139,009       $  140,957
                                                   ==========       ==========
Book Value Per Share                               $    14.47       $    14.50
                                                   ==========       ==========

     CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

                                                          Nine months ended March 31,      Three months ended March 31,
                                                             2003            2002             2003              2002
                                                                       (In thousands, except per share data)
                                                                                  (Unaudited)
     Interest Income                                     $  6,592         $  7,661         $  2,095          $  2,414
     Interest Expense                                       3,834            4,787            1,217             1,453
                                                         --------         --------         --------          --------
     Net Interest Income                                    2,758            2,874              878               961

     Provision for Losses on Loans                             --                1               --                --
     Other Operating Income                                    55               42               11                11
     General, Administrative, and Other Expense             1,276            1,315              445               461
                                                         --------         --------         --------          --------
     Earnings Before Federal Income Taxes                   1,537            1,600              444               511
     Federal Income Taxes                                     523              545              151               178
                                                         --------         --------         --------          --------
     Net Earnings                                        $  1,014         $  1,055         $    293          $    333
                                                         ========         ========         ========          ========

     Basic Earnings Per Share                            $   0.81         $   0.85         $   0.23          $   0.27
     Diluted Earnings Per Share                          $   0.79         $   0.83         $   0.23          $   0.26
     Dividends Per Share                                 $   0.84         $   0.84         $   0.28          $   0.28
